EXHIBIT 10.51
FISERV, INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN
As Amended and Restated Effective November 1, 2019

1.PURPOSE OF THE PLAN.
The purpose of this Plan is to provide a deferred compensation program for qualifying associates of Fiserv, Inc., a Wisconsin corporation (the “Company”) and any of its U.S. subsidiaries, permitting such associates to defer the receipt of compensation from the Company or such U.S. subsidiary.
2.    DEFINITIONS.
As used in this Plan, the following capitalized terms shall have the indicated meaning.
“Account” means, with respect to each Participant, the book-keeping record maintained by the Company for each Participant in accordance with the terms of this Plan. A Participant’s Account shall consist of the aggregate of the Participant’s Flex Accounts.
“Beneficiary” has the meaning set forth in Section 8 hereof.
“Board” means the Board of Directors of the Company.
“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any successor provision thereto and any regulations promulgated thereunder.
“Company” means Fiserv, Inc., a corporation organized under the laws of the State of Wisconsin, or any successor corporation.
“Election Form” means, with respect to each Participant, the form specified by the Plan Administrator (which may include an electronic form), as completed and delivered to the Company by each Participant pursuant to such deadlines as may be determined by the Plan Administrator.
“Eligible Compensation” means such items of compensation as the Plan Administrator determines may be deferred hereunder at the election of an Eligible Employee, which may include (but shall not be limited to) base salary, bonus compensation, commissions, and equity awards.
“Eligible Employee” means an employee of the Company or any of its U.S. subsidiaries (a) who is employed in the U.S. and (b) who either is (i) an executive officer of the Company or (ii) an individual who has been approved for participation in the Plan by the Chief

Executive Officer of the Company; provided that, in all cases, participation in the Plan shall only be available to a select group of management or highly compensated employees in accordance with ERISA.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Fair Market Value” means, with respect to any Investment, the closing price on the date of reference, or if there were no sales on such date, then the closing price on the nearest preceding day on which there were such sales, and in the case of an unlisted security, the mean between the bid and asked prices on the date of reference, or if no such prices are available for such date, then the mean between the bid and asked prices on the nearest preceding day for which such prices are available. With respect to any Investment which reports “net asset values” or similar measures of the value of an ownership interest in the Investment, Fair Market Value shall mean such closing net asset value on the date of reference, or if no net asset value was reported on such date, then the net asset value on the nearest preceding day on which such net asset value was reported. For any Investment not described in the preceding sentences, Fair Market Value shall mean the value of the Investment as determined by the Plan Administrator in its reasonable judgment on a consistent basis, based upon such available and relevant information as the Plan Administrator determines to be appropriate.
“Flex Account” means, with respect to a Participant, a sub-account that is separately accounted for and which represents the portion of the Account that is payable at a specific time and in a specific form in accordance the Participant’s election and Section 7 hereof. Each Flex Account may sub-divided into additional sub-accounts in the Plan Administrator’s discretion to account for separate items of Eligible Compensation that have been deferred.
“Investment” means the deemed investment options as may be designated from time to time by the Plan Administrator in its sole and absolute discretion.
“Participant” means an Eligible Employee who has made a deferral election under the Plan. Where the context so requires, the term “Participant” shall include a person who has an Account under the Plan, including a Beneficiary who obtains benefits under this Plan in accordance with its terms.
“Plan” means this Fiserv, Inc. Nonqualified Deferred Compensation Plan, as it may be amended from time to time.
“Plan Administrator” means such person(s) as are appointed by the Company to perform the functions specified herein and otherwise administer the Plan; provided that, the Administrator shall mean the Compensation Committee of the Board to the extent so required by applicable law, the listing requirements of the stock exchange on which the Company’s shares are then traded, or the Compensation Committee’s charter.
“Section 409A” means Section 409A of the Code and any guidance promulgated thereunder.

“Section 409A Affiliate” means each entity that is required to be aggregated with the Company pursuant to Code Section 414(b) or (c); provided, however, that for purposes of determining if a Participant has incurred a Separation from Service, the phrase “at least 50 percent” shall be used in place of the phrase “at least 80 percent” each place it appears therein or in the regulations thereunder.
“Separation from Service” means a Participant’s Termination Date, or if the Participant continues to provide services following his or her Termination Date, such later date as is considered a separation from service from the Company and its Section 409A Affiliates within the meaning of Section 409A. Specifically, if the Participant continues to provide services to the Company or a Section 409A Affiliate in a capacity other than as an employee, such shift in status is not automatically a Separation from Service.
“Specified Employee” means an individual (a) who is among the top fifty (50) highest paid U.S. employees of the Company and its subsidiaries for a calendar year and (b) whose Separation from Service occurs during the twelve (12)-month period commencing on April 1 after the end of such calendar year, but only if, on the date of such Participant’s Separation from Service, the Company or any other entity that is considered a “service recipient” with respect to the Participant within the meaning of Code Section 409A has stock which is publicly traded on an established securities market (within the meaning of Treasury Regulation Section 1.897-1(m)) or otherwise. In addition, any employee with an Account hereunder who is employed outside of the U.S. will automatically be considered a Specified Employee.
“Termination Date” means, with respect to each Participant, the date of the Participant’s termination of employment. Termination of employment shall be presumed to occur when the Company and a Participant reasonably anticipate that no further services will be performed by the Participant for the Company and its Section 409A Affiliates or that the level of bona fide services a Participant will perform as an employee of the Company and its Section 409A Affiliates will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed by the Participant (whether as an employee or independent contractor) for the Company and its Section 409A Affiliates over the immediately preceding 36- month period (or such lesser period of services). Whether a Participant has experienced a termination of employment shall be determined by the Company in good faith and consistent with Section 409A. Notwithstanding the foregoing, if a Participant takes a leave of absence for purposes of military leave, sick leave or other bona fide reason, the Participant will not be deemed to have experienced a termination of employment for the first six (6) months of the leave of absence, or if longer, for so long as the Participant’s right to reemployment is provided either by statute or by contract; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six (6) months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the leave may be extended by the Company for up to twenty-nine (29) months without causing a termination of employment.
“Trust” means the trust created pursuant to the Trust Agreement.

“Trust Agreement” means the Trust Agreement entered into by and between the Company and the Trustee, as may be amended from time to time.
“Trustee” means the trustee of the Trust. The Trustee shall at all times be a bank with trust powers. The initial and any successor Trustee shall be as selected by the Company.
“Unforeseeable Emergency” means, in accordance with Section 409A, (a) a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent; (b) loss of the Participant’s property due to casualty; or (c) any other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined by the Plan Administrator.
3.    ADMINISTRATION.
The Plan shall be administered by the Plan Administrator. In addition to the authority otherwise specified herein, the Plan Administrator shall have the authority to adopt, alter and repeal such rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any agreements relating thereto; and to otherwise supervise the administration of the Plan. All decisions made by the Plan Administrator pursuant to the provisions of the Plan shall be made in the Plan Administrator’s sole discretion and shall be final and binding on all persons, including Participants. The Plan Administrator may delegate some or all of its duties hereunder to such other persons or entities as it shall designate, and in such event, references herein to the Plan Administrator shall include such person or entity to the extent of such delegation.
Without limiting the generality of the foregoing, the Plan Administrator shall have the following powers and duties:
(a)    To require any person to furnish such reasonable information as may be requested for the purpose of the proper administration of the Plan as a condition to receiving any benefits under the Plan;
(b)    To make and enforce such rules and regulations and prescribe the use of such forms (which may include electronic forms) as it shall deem necessary for the efficient administration of the Plan;
(c)    To determine the amount of benefits that shall be payable to any person in accordance with the provisions of the Plan, and to provide a full and fair review to any Participant whose claim for benefits has been denied in whole or in part;
(d)    To employ at the expense of the Company other persons (who may or may not be employed by the Company) to assist the Plan Administrator in carrying out its duties under the terms of the Plan;

(e)    To keep records of all acts and determinations, and to keep all such records, books of account, data and other documents as may be necessary for the proper administration of the Plan;
(f)    To prepare and distribute to all Participants and Beneficiaries information concerning the Plan and their rights under the Plan;
(g)    To exercise any powers reserved to the Company under the Trust executed in connection with this Plan, including but not limited to the power to provide investment guidelines to the trustee under the Trust; and
(h)    To do all things necessary to operate and administer the Plan in accordance with its provisions.
4.    DEFERRED COMPENSATION.
(a)    Employee Deferral Elections.
(i)    Election Form. An Eligible Employee may elect, by completing an Election Form, to defer the receipt of his or her Eligible Compensation in accordance with such procedures and limits as the Plan Administrator specifies. On the Election Form, the Eligible Employee shall elect to allocate such deferred amounts to one or more Flex Accounts, subject to such limitations on the number and type of such Flex Accounts as may be imposed by the Plan Administrator, and shall elect the time and form of payment of the Flex Account(s) into which the deferred amounts will be credited, consistent with the provisions of Section 7.
(ii)    Timing of Elections. The Plan Administrator may permit an Eligible Employee to submit an Election Form as follows:
(A)No later than thirty (30) days after first becoming eligible for the Plan. Such election shall be irrevocable as of the date specified by the Plan Administrator (which may not be later than the end of such thirty (30)-day period) and shall be effective with respect to the Eligible Compensation earned after the date such election becomes irrevocable and prior to January 1 of the following year.
(B)No later than December 31 of a calendar year. Such election shall be irrevocable as of the date specified by the Plan Administrator (which may not be later than December 31) and shall be effective on the immediately following January 1. Such election shall apply to all Eligible Compensation paid, earned or granted in the calendar year for which the election is effective, to the extent set forth on the Election Form. A Participant’s Deferral Election shall not carry over from year to year unless otherwise determined by the Plan Administrator.
(C)Such other times as are permitted under Section 409A as determined by the Plan Administrator. Such election shall be irrevocable as of the date specified by the Plan Administrator (which may not be later than the last day on which an election may be made under Section 409A) and shall apply to the Eligible Compensation as set forth on the Election Form.
(b)Employer Deferrals. The Chief Executive Officer of the Company (with respect to Eligible Employees who are not members of the executive committee) and the Compensation Committee of the Board (with respect to Eligible Employees who are members of the executive committee) may, from time to time, approve the crediting of employer-provided deferrals to a Participant’s Account, which may include matching amounts relating to some or all of the employee deferrals made hereunder. Such employer-provided deferrals shall be made in such amounts, and shall be subject to such terms and conditions relating to allocation, vesting or distribution, as the Chief Executive Officer of the Company or the Compensation Committee of the Board, respectively, may determine in their sole discretion.
5.    ACCOUNTS.
(a)    Credits of Deferrals. Any compensation deferred pursuant to Section 4 of this Plan shall be credited to the applicable Flex Account maintained in the name of the Participant. Flex Accounts shall be bookkeeping accounts maintained on the Company’s or subsidiary’s records, as applicable. The applicable Flex Account shall be credited (i) with respect to deferrals of Eligible Compensation, on the same day (or as soon as practical thereafter) that such amount would otherwise have been paid to the Participant, or (ii) with respect to employer-provided deferrals, on the day that all requirements to receive such allocation have been met.
(b)    Investment of Accounts. The credit balance of the Account for each Participant shall be deemed to have been invested and reinvested from time to time in such Investments as shall be designated by the Participant in accordance with the following:
(i)    Upon commencement of participation in the Plan, each Participant shall make a designation of the Investments which the Participant desires to have deemed to be purchased with the amounts credited to the Participant’s Account (or, if permitted by the Plan Administrator, one or more Flex Accounts).
(ii)    Each Participant shall have the right, by giving notice to the Plan Administrator to (A) change the existing Investments in which the Participant’s Account is deemed to be invested by deeming a portion of the existing Investments in the Participant’s Account to have been sold and the new Investments purchased; and (B) change the Investments which are deemed to be purchased with future credits to the Participant’s Account pursuant to Section 5(b)(i). The Plan Administrator may permit a Participant to make separate Investment designations hereunder for one or more Flex Accounts.
(iii)    In the case of any deemed purchase, the Account (or, if applicable, the Flex Account) shall be debited with a dollar amount equal to the quantity and kind of the Investment deemed to have been purchased multiplied by the Fair Market Value of such Investment on the date of reference and shall be credited with the quantity and kind of Investment so deemed to have been purchased. In the case of any deemed sale of an Investment, the Account (or, if applicable, the Flex Account) shall be debited with the quantity and kind of

Investment deemed to have been sold, and shall be credited with a dollar amount equal to the quantity and kind of Investment deemed to have been sold multiplied by the Fair Market Value of such Investment on the date of reference.
(iv)    In no event shall the Company or any subsidiary be under any obligation, as a result of any designation of Investments made by Participants, to acquire assets (or to cause the Trust to acquire assets) which correspond with any such Investments.
(v)    All elections hereunder shall be made in such manner and pursuant to such deadlines as the Plan Administrator shall determine, and shall be effective as of the time determined by the Plan Administrator.
(c)    Reduction for Distributions. A Participant’s applicable Flex Account shall be debited in an amount equal to the amount of cash distributed to the Participant or the Participant’s Beneficiary from such Flex Account pursuant to Section 7 hereof.
(d)    Adjustments. In determining the amounts of all debits and credits to Accounts, the Plan Administrator shall exercise its reasonable best judgment, and all such determinations (in the absence of bad faith) shall be binding upon all Participants and their Beneficiaries. If an error is discovered in a Participant’s Account, the Plan Administrator, in its sole and absolute discretion, shall cause appropriate, equitable adjustments to be made as soon as administratively practicable following the discovery of such error or omission.
6.    THE TRUST.
(a)    Establishment of Trust. The Company may enter into a Trust Agreement creating the Trust for the purposes specified therein and herein. Any such Trust is intended to be a “grantor trust” with the result that the corpus and income of the trust be treated as assets and income of the Company for federal income tax purposes pursuant to Subpart E, Part I, Subchapter J, Chapter 1, Subtitle A of the Code. All amounts contributed to the Trust shall remain the assets of the Company or subsidiary, as the case may be, subject to the terms and conditions of the Trust Agreement.
(b)    Contributions to Trust. The Company or the subsidiary, as applicable, may contribute to the Trust such funds from time to time as it determines to satisfy the Company’s or subsidiary’s obligation, in whole or part, to pay amounts due hereunder; provided that no such contributions shall be made if such contributions would cause tax to become payable under Section 409A(b).
(c)    Retention of Payment Obligation. The Company or the subsidiary, as the case may be, shall remain primarily liable to make payments to Participants and their Beneficiaries pursuant to this Plan and the Company’s or subsidiary’s contribution of amounts to the Trust shall not satisfy the Company’s or subsidiary’s obligation to make payments to Participants and/or Beneficiaries pursuant to this Plan. Distributions from the Trust to Participants or Beneficiaries will, however, be applied in satisfaction of such obligation of the Company or subsidiary to make payments pursuant to Section 7 hereof.

7.    DISTRIBUTIONS.
(a)    General. A Participant’s Flex Account(s) shall be paid (or commence to be paid) in the calendar year specified by the Participant in the Election Form or in a calendar year following the Participant’s Separation from Service, as elected. If a Flex Account is payable because of a Participant’s Separation from Service but no payment election is made, payment will be made (or commence) in the next following calendar year after the year of such Separation from Service. Payment will be made in one of the following forms of payment:
(i)    Installment Distribution Option. If the Participant selects the “Installment Distribution Option” for a Flex Account, then the Participant shall receive annual payments, commencing in the calendar year specified for such Flex Account, for two (2) to fifteen (15) years (as selected by the Participant in the Participant’s Election Form). All installment payments shall be made in January of the relevant year or such later date in the year as determined by the Administrator. The amount of each annual payment shall be determined by dividing (A) the balance in the applicable Flex Account, by (B) the number of payments that remain to be made to the Participant based upon the payout period selected. For example, if a Participant has selected a 10-year payout period and the first annual payment is to be made on January 31, 2025, the amount of the payment to be made on that date would be the quotient obtained by dividing (w) the balance of the Sub-Account immediately prior to such payment date, by (x) 10; the amount of the payment for January 31, 2026, would be the quotient obtained by dividing (y) the balance of the Sub-Account immediately prior to such payment date, by (z) 9; and so forth.
(ii)    Lump Sum Distribution Option. If the Participant does not make a payment election or selects the “Lump Sum Distribution Option” for a Flex Account, then the Participant will receive an amount equal to the credit balance of such Flex Account in the calendar year specified for such Flex Account.
(b)    Change to Distribution Payment. A Participant shall be entitled to change the time and/or form of payment of a Participant’s Flex Account by written notice to the Company, subject to such restrictions and requirements as the Plan Administrator may provide. Such notice must be delivered no less than twelve (12) months prior to the beginning of the calendar year in which the Flex Account was originally scheduled to be distributed and must provide that payments be made (or commence) at least five (5) calendar years after such year. Any notice of change that does not comply with these terms shall be of no force and effect.
(c)    Cashout. Notwithstanding the foregoing, if the aggregate balances of a Participant’s Account at his or her Separation from Service is less than $25,000, then the entire Account balance shall be paid in a lump sum (including Flex Accounts that may be in pay status at such time) within ninety (90) days after such Separation from Service, regardless of the time and form of payment elected by the Participant.
(d)    No Election. If a Participant does not select a time and form of payment for a Flex Account, or if employer-provided deferrals are made hereunder and the time and form of payment is not specified by the Company or subsidiary, then the Flex Account shall be paid in a lump-sum within ninety (90) days following the Participant’s Separation from Service.
(e)    Delay for Specified Employees. Notwithstanding anything herein to the contrary, if a Participant is a Specified Employee on the date of Separation from Service, then any payments that are distributable as a result of such Separation from Service and that would otherwise have been payable within the six (6) months following such Separation from Service instead shall be made within thirty-one (31) days following the first day of the seventh (7th) month after the month in which occurs the Participant’s Separation from Service (or, subject to Section 8, within thirty-one (31) days following the Participant’s death if the Participant dies during such six-month period).
(f)    Unforeseeable Emergency Distributions. If a Participant experiences an Unforeseeable Emergency, upon application by the Participant, payments of the then credit balance in the Participant’s Account may be made to the Participant in an amount which the Plan Administrator determines to be reasonably necessary to meet the financial hardship associated with such Unforeseeable Emergency. The Plan Administrator shall have exclusive authority to determine the circumstances which will constitute an Unforeseeable Emergency. Notwithstanding the foregoing, in no event shall any distributions be made pursuant to this Section 7(f) to the extent that the Plan Administrator determines that the financial hardship related to the Unforeseeable Emergency is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (iii) cessation of deferrals under the Plan. The provisions of this Section 7(f) are intended to comply with the requirements of Section 409A and Treasury Regulation Section 1.409A-3(i)(3) and shall be interpreted and applied in a manner consistent therewith. All distributions pursuant to this Section 7(f) shall be debited from each of the Participant’s Flex Accounts in proportion to the respective credit balance of each Flex Account.
(g)    Income Taxes Due Under Section 409A. If a Participant is required to include in gross income for federal income tax purposes any amounts deferred under the Plan prior to actual distribution of such amounts as a result of the Plan’s failure to comply with Section 409A with respect to such Participant, then the Company may authorize a payment from the Participant’s Account equal to the amount required to be included in income for federal income tax purposes as a result of such failure.
(h)    Withholding and Other Taxes. Any payments pursuant to this Section 7 shall be subject to withholding of federal, state and local income taxes and any other applicable withholding or employment taxes. If prior to the date of distribution of any amount hereunder, the Federal Insurance Contributions Act (“FICA”) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due with respect to a Participant’s Flex Account(s), then the Company may authorize a payment from the applicable Flex Account(s) equal to the amount needed to pay the Participant’s portion of such tax, as well as withholding taxes resulting therefrom (including the additional taxes attributable to the pyramiding of such distributions and taxes).

8.    BENEFICIARIES.
Each Participant shall have the right to designate a beneficiary (a “Beneficiary”) who is entitled to receive the balance of the Participant’s Account hereunder in the event of the Participant’s death. If either (a) a Participant dies without designating a Beneficiary, (b) the Beneficiary designated by a Participant is not surviving when a payment is to be made to such person under the Plan, and no contingent Beneficiary has been designated by the Participant, or (c) the Beneficiary designated by a Participant cannot be located by the Plan Administrator within 1 year following the date of the Participant’s death; then, in any of such events, the Beneficiary of such Participant with respect to any benefits that remain payable under the Plan shall be the estate of the Participant. No designation of Beneficiary shall be valid unless it is in writing, signed by the Participant, dated, and delivered to the Company prior to the date of the Participant’s death. Beneficiaries may be changed by a Participant without the consent of any prior Beneficiaries. The balance in the Participant’s Account will be paid to the Beneficiary in a lump sum as soon as practicable following the date the Company receives all information necessary to make payment, but in no event later than December 31 following the calendar year in which the Participant’s death occurs. Notwithstanding the foregoing, if the Plan is unable to distribute the Participant’s Account by the December 31 deadline due to failure of the Beneficiary to provide all information and documentation necessary to effectuate such distribution, neither the Company nor the Plan Administrator shall be liable for any tax consequences relating to the failure to make such distribution, including but not limited to, taxes due under Code Section 409A.
9.    RIGHTS UNSECURED; UNFUNDED PLAN; ERISA.
This Plan and the Company’s or subsidiary’s obligations arising hereunder to pay benefits to a Participant or his or her Beneficiary constitutes a mere promise by the Company or subsidiary, as applicable, to make payments in the future in accordance with the terms of this Plan and all Participants and their respective Beneficiaries have the status of a general unsecured creditor of the Company or subsidiary, as applicable. The Company and each subsidiary shall be liable to make the payments of the deferred compensation (as adjusted for earnings or losses thereon) that would otherwise have been paid by it absent a deferral election, and the Company shall not be liable for any payments owed by any subsidiary and each subsidiary shall not be liable for any payments owed by the Company or any other subsidiary. Neither a Participant nor his or her Beneficiary shall have any rights in or against any specific assets of the Company or any subsidiary, including, without limitation, the assets of the Trust or any assets of the Company or subsidiary which correspond with the Investments in which Participants can deem their Accounts to be invested.
It is the intention of the Company that this Plan and the Company’s or any subsidiary’s obligations hereunder be unfunded for income tax purposes and for purposes of Title I of ERISA.
The Company shall treat this Plan as an unfunded plan maintained for a select group of management associates exempt from Parts 2, 3 and 4 of Title I of ERISA. The

Company shall comply with the reporting and disclosure requirements of Part 1 of Title I of ERISA in accordance with U.S. Department of Labor Regulation §2520.104-23.
10.    CLAIMS PROCEDURES.
(a)    Claim for Benefits. If a Participant or Beneficiary believes he or she is entitled to a bigger payment than he or she received, or believes he or she is entitled to a payment that was not made, then within ninety (90) days of the date such individual received or should have received the payment, the individual must file a written claim for benefits with the Plan Administrator.
(b)    Denial of Claim. If for any reason a claim for benefits under this Plan is denied by the Plan Administrator, the Plan Administrator shall deliver to the claimant a written explanation setting forth the specific reasons for the denial, pertinent references to the Section(s) of this Plan and any other applicable document on which the denial is based, such other data as may be pertinent and information on the procedures to be followed by the claimant in obtaining a review of his claim, and any other information required by ERISA, all written in a manner calculated to be understood by the claimant. For this purpose:
(i)    The claimant’s claim shall be deemed filed when presented in writing to the Plan Administrator.
(ii)    The Plan Administrator’s explanation shall be in writing delivered to the claimant within ninety (90) days of the date the claim is filed.
(c)    Appeal of Denied Claim. The claimant shall have sixty (60) days following his receipt of the denial of the claim to file with the Plan Administrator a written request for review of the denial; provided, however, that to avoid penalties under Section 409A, the claimant’s request for review must be filed no later than 180 days after the latest day the payment that is in dispute should have been paid. For such review, the claimant or his representative may submit pertinent documents and written issues and comments.
(d)    Decision on Appeal. The Plan Administrator shall decide the issue on review and furnish the claimant with a copy within sixty (60) days of receipt of the claimant’s request for review of his or her claim. The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions on which the decision is based. If a copy of the decision is not so furnished to the claimant within such sixty (60) days, the claim shall be deemed denied on review.
11.    NONASSIGNABILITY.
The rights of a Participant or his or her Beneficiaries to payments pursuant to this Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or his or her Beneficiaries.

12.    AMENDMENT OF THE PLAN.
The Plan Administrator may amend this Plan at any time, without the consent of the Participants or their Beneficiaries, provided, however, that no amendment shall divest any Participant or Beneficiary of the credit balance of his or her Account except to the extent expressly provided otherwise in this Plan.
Subject to the above provisions, the Plan Administrator shall have broad authority to amend the Plan to take into account changes in applicable securities and tax laws and accounting rules, as well as other developments.
13.    TERMINATION OF THE PLAN.
The Plan Administrator may terminate this Plan at any time. Upon termination of this Plan, distribution of the credit balance of each Participant’s Account shall be made in the manner and at the time heretofore prescribed, it being the intent that no such termination shall accelerate the payment of any amounts already credited to a Participant’s Account. Notwithstanding the foregoing, if the Plan termination occurs during the period beginning 30 days prior to a change of control event of the Company (within the meaning of Code Section 409A) and ending 12 months after such change of control event, then the Plan Administrator may elect to pay the balance of all Accounts in a lump sum in connection with such plan termination, without obtaining the consent of any Participant or other person with an interest in such account, in accordance with Code Section 409A.
14.    EXPENSES.
Costs of administration of this Plan will be paid by the Company.
15.    NO SPECIAL EMPLOYMENT RIGHTS.
Nothing contained in this Plan shall confer upon any Participant any right with respect to the continuation of his or her employment by the Company or any subsidiary or interfere in any way with the right of the Company or a subsidiary, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Participant from the rate in existence from time to time.
16.    NOTICES.
(a)    In Writing; Address. All notices, demands, consents and other communications provided for in this Plan shall be in writing, shall be given by a method prescribed in Section 16(b) hereof, and shall be given to the party to whom it is addressed at the address set forth below or at such other address as such party hereto may hereafter specify by at least fifteen (15) days prior written notice:
If to the Company:        Fiserv, Inc.
Vice President, Compensation & Benefits

255 Fiserv Drive
Brookfield, WI 53045

If to a Participant:        To the address designated by Participant to the
Company as most recently on file in the Company’s
personnel records.
(b)    Method. Any notice, report or other communication shall be delivered by hand or nationally recognized overnight courier which maintains evidence of receipt, or mailed by United States certified mail, return receipt requested, postage prepaid, deposited in a United States post office or a depository for the receipt of mail regularly maintained by the Post Office. Any notices, demands, consents or other communication shall be deemed given when received at the address for which such party has given notice in accordance with the provisions hereof. Refusal to accept delivery at the address specified for the giving of such notice in accordance herewith shall constitute delivery.
17.    MISCELLANEOUS.
(a)    Headings. The headings of the sections of this Plan are inserted solely for convenience and are not to be given controlling effect, or used as an aid in the construction of any provision hereof.
(b)    Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.
(c)    Section 409A Compliance. The provisions of this Plan, including all definitions, shall be interpreted in a manner consistent with Section 409A.